Exhibit 8.1

August 2, 2018

Board of Directors

RBB Bancorp

660 S. Figueroa St.,

Suite 1888

Los Angeles, CA 90017

Re: Merger of First American International Corp. into RBB Bancorp

Ladies and Gentlemen:

We have acted as tax advisor to RBB Bancorp (“RBB” or “you”), a registered financial holding company that is organized under the laws of the State of California, in connection with the pending merger (the “Merger”) of First American International Corp. (“First American”), a registered financial holding company organized under the laws of the State of New York with and into RBB pursuant to the Agreement and Plan of Merger, dated as of April 23, 2018, between RBB and First American (the “Agreement”). The Agreement provides for the merger of First American with and into RBB, with RBB as the surviving entity.

Any capitalized term used and not defined herein has the meaning given to it in the Agreement. References to any agreement or document include all schedules and exhibits thereto.

At your request, and in connection with the Form S-4 initially filed by RBB on July 23, 2018 with the Securities and Exchange Commission in connection with the Merger and as amended through the date hereof (the “Registration Statement”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger. In rendering our opinion, we have examined and are relying, with the consent of RBB, upon the truth, accuracy and completeness of the statements, covenants, representations, and warranties (without any independent investigation or review thereof) contained in the following documents: (i) the Agreement; (ii) the Registration Statement, including the Proxy Statement/Prospectus therein (the “Proxy Statement/Prospectus”); (iii) the representations made to us by RBB in the officer’s certificate and representation letter from RBB dated the date hereof, and the

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Board of Directors

RBB Bancorp.

August 2, 2018

representations made to us by First American in the officer’s certificate and representation letter from First American dated the date hereof, in each case delivered to us for the purposes of our opinion (“the Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for the purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents delivered to us as originals, the conformity to original documents of all documents provided to us as duplicates or confirmed copies and the authenticity of originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that: (i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, and will be effective under the laws of the State of California and the State of New York, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement (including the Proxy Statement/Prospectus therein) are, and will remain, true, complete and correct at all times up to and including the Effective Time as defined in Article I, Section 1.2 of the Agreement; (iii) the representations made by RBB and First American in the Representation Letters are, and will remain, true complete and correct at all times up to and including the Effective Time, (iv) the aggregate cash consideration paid to shareholders of First American common stock in connection with the Merger, including payments of the Cash Consideration, cash paid in lieu of fractional shares, cash paid to shareholders to redeem the Company Preferred Stock and payments to shareholders exercising dissenters’ rights, will not exceed fifty percent (50%) of the value of the total consideration paid to shareholders of First American common stock in connection with the merger; (v) the Agreement and the documents specifically referred to therein represents the full and complete agreement between First American and RBB regarding the Merger, other than correspondence between the parties reflecting their subsequent agreement with respect to certain employee benefits matters, which matters are described in the Registration Statement, (vi) none of the terms and conditions set forth or described in the Agreement or the Registration Statement have been or will be modified or waived in any respect that in any way affects the opinions expressed herein; (vii) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement and correspondence between the parties reflecting their subsequent agreement with respect to certain employee benefits matters, which matters are described in the Registration Statement; and (viii) any statement or representation in the Agreement or the Representation Letters qualified by belief, knowledge, materiality, or any similar qualification is true, correct, and complete without such qualification. We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the covenants contained in Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon. We have also assumed that the Merger will be reported by RBB and First American on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Board of Directors

RBB Bancorp.

August 2, 2018

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed (and none should be inferred) as to the tax consequences under any foreign, state or local tax law, or under any United States federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed herein (and none should be inferred) as to the following: (a) the United States federal income tax consequences of the Merger or any related transaction to holders of First American’s preferred stock, (b) the United States federal income tax consequences of the Merger or any related transaction to holders of First American stock options, and (c) the United States federal income tax consequences of the Merger to First American’s shareholders other than those specified in paragraph 2. of our opinion below.

We are furnishing our opinion to you solely for your benefit in connection with the transactions contemplated by the Agreement and for inclusion in the Registration Statement. Our opinion may not be relied upon by any other party without our prior written consent, nor may it be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Our opinion is subject to the following general conditions:

Our analysis and conclusions relate solely to United States federal income tax consequences under the Internal Revenue Code (the “Code”) and other authorities, as of the date of this opinion, and we have not addressed the tax consequences to you under any other Federal, state, local or foreign tax law. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Subsequent changes in the Code or applicable Treasury Regulations, or the issuance of new case or ruling authority, could materially and adversely affect our analysis and conclusions. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

This opinion is limited to advice concerning the tax issues enumerated herein and it does not consider all of the issues that may arise in connection with the application of the tax rules to the transactions and items discussed. Our analysis and conclusions are limited to discussing the enumerated tax consequences to the addressee(s) arising from the transactions described in this opinion. It may be possible that there may be alternative transaction structures or accounting methods that offer more favorable tax consequences. This opinion is not an endorsement of any particular transaction structure or accounting method nor is it a recommendation that any addressee proceed with any transaction or accounting method described in this memorandum.

The Code requires that you disclose on your Federal tax return certain “reportable transactions,” including “listed transactions.” There are significant financial penalties for failure to disclose these transactions and these penalties apply even if the transaction does not lead to an understatement of tax. Certain states require similar disclosures on your state tax returns. Except as expressly provided in this opinion, we have not reviewed any transaction to determine whether it is a “reportable transaction” or a “listed transaction.”

Board of Directors

RBB Bancorp.

August 2, 2018

Our analysis and conclusions are based upon our interpretation of the applicable law, regulations, and certain case and ruling authority as of the date of this memorandum. Some of these matters are not free from doubt, and our analysis and conclusions are not binding on the IRS, any state, local or foreign tax authority, or on any court. Our analysis and conclusions are based upon our professional judgment and are not a guarantee of the ultimate tax consequences described in this opinion.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax rules, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

2.

The “Material U.S. Federal Income Tax Consequence of the Merger” section of the Proxy Statement/Prospectus correctly describes the U.S. federal income tax consequences of the Merger to U.S. holders (as the term “U.S. holders” is described in such section) of First American common stock.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

RSM US LLP